UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2005

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75--1277589
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

765 Straits Turnpike
Middlebury, Connecticut 06762
(Address of principal executive offices) (Zip Code)

(203) 598-0397
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 12, 2005, Katy Industries, Inc. received notification from the New York Stock Exchange ("NYSE") that the Company was not in compliance with the NYSE’s continued listing standards. Katy is considered "below criteria" by the NYSE because the Company’s total market capitalization was less than $75 million over a consecutive 30 trading-day period and its shareholders’ equity was less than $75 million as of June 30, 2005. While Katy was in compliance with previous continued listing standards set forth by the NYSE, the NYSE adopted new continued listing standards, effective June 9, 2005, which increased the former standards significantly.

In accordance with the continued listing criteria set forth by the NYSE, the Company intends to present a plan to the NYSE within 45 days of its receipt of the notice, demonstrating how it intends to comply with the continued listing standards within 18 months of its receipt of the notice. The NYSE may take up to 45 days to review and evaluate the plan after it is submitted. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan or if the Company is unable to achieve compliance with the NYSE’s continued listing criteria through its implementation of the plan, the Company will be subject to NYSE trading suspension and delisting, at which time the Company would intend to apply to have its shares listed on another stock exchange or quotation system.

Beginning October 19, 2005, the NYSE will make available on its consolidated tape, a ".BC" indicator transmitted with the Company’s listing symbol to identify that the Company is below the NYSE’s quantitative continued listing standards.

The press release announcing receipt of the listing notification from the NYSE is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release, dated October 17, 2005, concerning failure to satisfy a continued listing rule of the NYSE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By: /s/ Amir Rosenthal

Amir Rosenthal
Vice President, Chief Financial Officer,
General Counsel and Secretary

Date: October 18, 2005

Exhibits

Exhibit No.  Description

99.1   Press Release, dated October 17, 2005, concerning failure to satisfy a continued listing rule of the NYSE.